Exhibit (a)(1)(A)

[LOGO] GREEN MOUNTAIN POWER
           On. Every Day.

                        GREEN MOUNTAIN POWER CORPORATION

                    Offer To Purchase For Cash Up To 800,000
           Shares Of Common Stock Of Green Mountain Power Corporation
             (Including The Associated Common Stock Purchase Rights)
                      At A Purchase Price Not In Excess Of
                      $21.00 Nor Less Than $17.00 Per Share

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OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.
                  WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.
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Green Mountain Power Corporation Is:

o offering to purchase 800,000 shares of our common stock in a tender offer, and

o offering to purchase these shares at a price not greater than $21.00 nor less than $17.00 per share in cash, without interest.

If You Want To Tender Your Shares Into Our Offer, You Should:

o specify the price between $17.00 and $21.00 at which you are willing to tender your shares,

o     specify the amount of shares you want to tender, and

o follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

When Our Offer Expires:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase 800,000 shares or such lesser number of shares as are tendered,

o if the number of shares tendered at or below the selected price is not more than 800,000, we will purchase all these shares at that price, and

o if the number of shares tendered at or below the selected price is more than 800,000, we will purchase shares at the selected price

      o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and

      o then, on a pro rata basis, from all other shareholders who tendered shares at or below the selected price.

            Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed in
Section 7 of this Offer to Purchase.

            Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Information Agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares.

            You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

            This document contains important information about our offer. We urge you to read it in its entirety.

                               ------------------

             The date of this Offer to Purchase is October 18, 2002

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

      o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

      o if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for our offer,

      o if you want to tender shares held in the Green Mountain Power Dividend Reinvestment and Stock Purchase plan, you should follow the instructions and procedures and complete the boxes set forth in the Letter of Transmittal to instruct the program administrator to tender your shares,

      o if you want to tender shares held in the Green Mountain Power Employee Savings and Investment Plan and Trust, follow the instructions and procedures described in the "Letter to Participants in the Green Mountain Power Employee Savings and Investment Plan and Trust," and as described in Section 3 of this document, or

      o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but

      o your certificates for the shares are not immediately available or cannot be delivered to the Depositary,

      o     you cannot comply with the procedure for book-entry transfer, or

      o your other required documents cannot be delivered to the Depositary by the expiration of our offer, you can still tender your shares if you comply with the guaranteed delivery procedure described in
            Section 3.

      TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered At Price Determined Pursuant To The Offer" in the section of the Letter of Transmittal called "Price At Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $17.00 per share.

      If you have any questions or need assistance, you should contact Mellon Investor Services LLC, who is the Information Agent for our offer, at the address and telephone number on the back page of this document. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

                                TABLE OF CONTENTS

Section                                                                                                        Page
-------                                                                                                        ----
SUMMARY...........................................................................................................1
FORWARD-LOOKING STATEMENTS........................................................................................5
GREEN MOUNTAIN POWER'S TENDER OFFER...............................................................................6
Section 1.    Number of Shares; Price; Priority of Purchase.......................................................6
Section 2.    Recent Developments; Purposes of Our Offer..........................................................9
Section 3.    Procedures for Tendering Shares....................................................................11
Section 4.    Withdrawal Rights..................................................................................16
Section 5.    Purchase of Shares and Payment of Purchase Price...................................................17
Section 6.    Conditional Tender Procedures......................................................................18
Section 7.    Conditions of Our Offer............................................................................19
Section 8.    Price Range of Shares; Dividends; Our Rights Agreement.............................................20
Section 9.    Source and Amount of Funds.........................................................................22
Section 10.   Information About Us...............................................................................23
Section 11.   Information About Our Shares; Interest of Directors and Executive Officers; Transactions and
              Arrangements Concerning Shares.....................................................................24
Section 12.   Effects of Our Offer on the Market for Shares; Registration Under the Exchange Act.................25
Section 13.   Legal Matters; Regulatory Approvals................................................................26
Section 14.   United States Federal Income Tax Consequences......................................................26
Section 15.   Extension of Our Offer; Termination; Amendment.....................................................29
Section 16.   Fees and Expenses..................................................................................30
Section 17.   Miscellaneous......................................................................................31

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                                     SUMMARY

      We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who Is Offering To Purchase My
Shares?...............................  Green Mountain Power Corporation. We are
                                        offering to purchase up to 800,000
                                        shares of our outstanding common stock
                                        and the associated common stock purchase rights. See Section 10.

What Is The Purchase Price?...........  The price range for our offer is $17.00 to $21.00.

                                        We are conducting the offer through a
                                        procedure commonly called a "Modified
                                        Dutch Auction." This procedure allows
                                        you to choose a price within this price
                                        range at which you are willing to sell
                                        your shares.

                                        We will look at the prices chosen by
                                        shareholders for all of the shares
                                        properly tendered. We will then select
                                        the lowest price that will allow us to
                                        buy 800,000 shares. If a lesser number
                                        of shares is tendered, we will select
                                        the price that will allow us to buy all
                                        shares that were properly tendered. All
                                        shares we purchase will be purchased at
                                        the same price, even if you have chosen
                                        a lower price, but we will not purchase
                                        any shares tendered at a price above the price selected in accordance with these procedures. No separate consideration will be paid for the associated common stock purchase rights.

                                        If you wish to maximize the chance that
                                        your shares will be purchased, you
                                        should check the box next to "Shares
                                        Tendered At Price Determined Pursuant To
                                        The Offer" in the section of the Letter
                                        of Transmittal called "Price At Which
                                        You Are Tendering." You should
                                        understand that this election could
                                        result in your shares being purchased at the minimum price of $17.00 per share. See Section 1.

What Are The "Associated Common Stock
Purchase Rights"......................  The associated common stock purchase rights were issued to all shareholders
                                        but are not represented by a separate
                                        document. Instead, they are represented
                                        by the certificates for your shares.
                                        Unless the context otherwise requires,
                                        all references to shares include the
                                        associated common stock purchase rights, and, unless these rights are redeemed prior to the expiration of our offer, a tender of shares will include a tender of the associated rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

How And When Will I Be Paid?..........  If your shares are purchased in our offer, you will be paid the purchase
                                        price, in cash, without interest, as
                                        soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 1, 3, 5 and 14.

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                                       1

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How Many Shares Will Green Mountain
Power Purchase In All?................  We will purchase up to 800,000 shares in our offer, or approximately 14% of our
                                        outstanding common stock. We also
                                        reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See Section 1.

If I Tender My Shares, How Many Of My
Shares Will Green Mountain Power
Purchase?.............................  All the shares that you tender in our offer may not be purchased even if they
                                        are tendered at or below the purchase
                                        price we select. If more than 800,000
                                        shares are tendered at or below the
                                        selected purchase price, we will
                                        purchase shares based on the following
                                        order of priority:

                                        First, we will purchase shares from all
                                        holders of "odd lots" of less than 100
                                        shares (including any shares held in the Green Mountain Power Corporation Dividend Reinvestment and Stock Purchase Plan, but not including any shares held in the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust) who properly tender all of their shares at prices equal to or below the selected price.

                                        Second, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described in Section 6. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

                                        As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.

How Will Green Mountain Power Pay For
The Shares?...........................  We would need a maximum of $16,800,000 to purchase 800,000 shares at $21.00. We will use funds loaned to Green Mountain Power by Fleet National Bank and Key Bank National Association pursuant to our revolving credit agreement with such banks and other cash we have available to pay for the shares we purchase in this offer. See Sections 2 and 9. Subject to market conditions, we plan to issue approximately $40,000,000 first mortgage bonds in the fourth quarter of 2002 and use a portion of the net proceeds of such issuance to repay approximately $28,000,000 of such loans.

How Long Do I Have To Tender My
Shares To Green Mountain Power?.......  You may tender your shares until our offer expires. Right now, the offer is
                                        scheduled to expire on November 19, 2002 at 12:00 midnight, New York City time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See Sections 1 and 15.

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                                       2

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How Will I Be Notified If Green
Mountain Power Extends This Offer?....  If our offer is extended, we will make a public announcement before 9:00 a.m.,
                                        New York City time, on the first
                                        business day after the offer was
                                        scheduled to expire. See Section 15.

Are There Any Conditions To Green
Mountain Power's Offer?...............  Yes. The tender offer is subject to conditions such as the absence of court
                                        and governmental action prohibiting the
                                        tender offer and changes in general
                                        market conditions or our business that,
                                        in our judgment, is or may be materially adverse to us. See Section 7.

How Do I Tender My Shares?............  To tender your shares, you must complete one of the actions described under
                                        "Important Procedures" on the inside
                                        front cover of this document before our
                                        offer expires.

                                        You may also contact the Information
                                        Agent or your broker for assistance. The contact information for the Information Agent is on the back page of this Offer to Purchase.

                                        See Section 3 and the instructions to
                                        the Letter of Transmittal.

Once I Have Tendered Shares In The
Offer, Can I Change My Mind?..........  Yes. If you tender your shares and change your mind, you may withdraw your
                                        shares at any time before our offer
                                        expires.

                                        In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Monday, December 16, 2002. See
                                        Section 4.

                                        To withdraw your shares, you must timely deliver a written notice of your withdrawal to the Depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

What Do Green Mountain Power And Its
Board Of Directors Think About This
Offer?................................  Our board of directors has approved this offer. However, neither we nor our board of directors nor the Information Agent is making any recommendation regarding whether you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Section 2.

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                                       3

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What Is A Recent Market Price Of My
Green Mountain Power Shares?..........  Our common stock is traded on the NYSE under the symbol "GMP." On October 17,
                                        2002, the last full trading day on the
                                        NYSE prior to our announcement of this
                                        offer, the closing price on the NYSE
                                        Composite Tape was $16.17. We urge you
                                        to obtain more current market quotations for your shares. See Section 8.

Will I Have To Pay Brokerage
Commissions Or Stock Transfer Tax If
I Tender My Shares To Green Mountain
Power?................................  If you are a registered shareholder and tender your shares directly to the
                                        Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See Section 3.

                                        If you instruct the Depositary in the
                                        Letter of Transmittal to make the
                                        payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What Are The United States Federal
Income Tax Consequences If I Tender
My Shares To Green Mountain Power?....  Generally, you will be subject to United
                                        States federal income taxation when you
                                        receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:

                                        o  a sale or exchange eligible for
                                           capital gains treatment or

                                        o  a dividend subject to ordinary income
                                           tax rates.

                                        See Section 14.

Whom Do I Contact If I Have Questions
About Green Mountain Power's Offer?...  Our Information Agent can help answer your questions. The Information Agent is Mellon Investor Services LLC. The Information Agent's contact information appears on the back page of this document.

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                                       4

                           FORWARD-LOOKING STATEMENTS

      This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Green Mountain Power. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

      o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control,

      o     regulatory and judicial decisions or legislation;

      o     weather;

      o     energy supply and demand and pricing;

      o     contractual commitments;

      o     availability, terms, and use of capital;

      o     general economic and business environment;

      o     changes in technology;

      o     nuclear and environmental issues; and

      o     industry restructuring and cost recovery (including stranded costs).

      All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                       GREEN MOUNTAIN POWER'S TENDER OFFER

Section 1. Number of Shares; Price; Priority of Purchase.

      General. On the terms and subject to the conditions of our offer, we will purchase 800,000 shares of our common stock, including the associated common stock purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $21.00 nor less than $17.00 per share, net to the seller in cash, without interest.

      The term "Expiration Date" with respect to our offer means 12:00 midnight, New York City time, on Tuesday, November 19, 2002, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "Expiration Date" will mean the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

      In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $21.00 nor less than $17.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.125. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $17.00.

      As soon as practicable following the Expiration Date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $17.00 and $21.00 net per share in cash, without interest, that will enable us to purchase 800,000 shares, or such lesser number of shares as are properly tendered.

      Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 800,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See Section 15.

      All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the Expiration Date.

      On the Letter of Transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate Letters of Transmittal for each price at which you tender shares.

      You may withdraw your shares from our offer by following the procedures in
Section 4.

      If we:

      o     increase or decrease the range of prices to be paid for shares,

      o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

      o     decrease the number of shares being sought in our offer,

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $17.00 the shares tendered by shareholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $17.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

      Unless the context otherwise requires, all references to shares in this document and the documents related to our offer include the associated common stock purchase rights, and, unless the rights are redeemed prior to the Expiration Date of our offer, a tender of shares will also be a tender of the associated common stock purchase rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

      OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

      Priority of Purchases. Upon the terms and conditions of our offer, if 800,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

      Upon the terms and conditions of our offer, if more than 800,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

      o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

            o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

            o completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

      o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in Section 6, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

      As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 800,000 properly tendered shares at prices equal to or below the purchase price.

      As we noted above, we may elect to purchase more than 800,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

      Odd Lots. For purposes of our offer, the term "odd lots" means all shares properly tendered before the Expiration Date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (including any shares held in our Dividend Reinvestment and Stock Purchase Plan, but not including any shares held in our Employee Savings and Investment Plan and Trust) and certifies to that fact in the "Odd Lots" box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in
Section 3.

      This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in our Employee Savings and Investment Plan and Trust.

      Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in our offer by the number of shares purchased through the exercise of this right, subject to applicable law.

      Proration. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the Expiration Date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

Section 2. Recent Developments; Purposes of Our Offer.

      Recent Developments.

      In its January 2001 order approving a 3.49% rate increase for Green Mountain Power, the Vermont Public Service Board ("VPSB") ordered that we freeze our common stock dividend rate until we have successfully replaced short-term and intermediate-term credit facilities with long-term debt or equity financing. In August 2002, we petitioned the VPSB for consent to issue long-term debt, with the proceeds to be used, in part, to repay existing two-year term indebtedness. On October 10, 2002, the VPSB issued an order approving our request. Pursuant to this order, upon issuance of the new long-term debt and repayment of the existing two-year indebtedness, the dividend freeze order will terminate, allowing our Board of Directors to increase our common stock dividend rate. We expect the Board of Directors to consider whether an increase in the dividend level would be appropriate at its December 2002 meeting.

      In a series of Vermont regulatory proceedings, we have agreed to undertake a process known as "distributed utility planning" as part of our transmission and distribution planning process. Distributed utility planning requires us to evaluate conservation-related alternatives and distributed generation alternatives to typical transmission and distribution capital investments. In certain circumstances, we may be required to implement conservation or distributed generation alternatives, in lieu of or in addition to traditional transmission and distribution capital investments, where societal cost savings associated with conservation or distributed generation, including the costs associated with avoided electricity sales, justify the expenditures. We are uncertain of the potential magnitude of future spending requirements for this program, but they could be material. Costs associated with conservation measures or distributed generation facilities not owned by us would be deferred as regulatory assets pending future rate proceedings.

      Our major retail customer, International Business Machines ("IBM"), accounting for 19.2 percent of retail sales in 2002, has reduced its Vermont workforce by 1,500 this year, to a level of approximately 7,000 employees. Our sales of electricity to IBM for the eight month period ended August 31, 2002 have declined approximately 4.1 percent as compared to sales for the same period of the prior year. If future significant losses in electric revenues from IBM were to occur, our earnings could be impacted adversely. If our earnings were materially reduced, we would seek a retail rate increase from the VPSB.

      Due to sharp declines in equity markets during 2001 and 2002, the value of assets held in trusts to satisfy our pension plan obligations has decreased. Our pension plan assets are primarily made up of equity and fixed income investments. Fluctuations in equity market returns as well as changes in interest rates may result in increased or decreased pension costs in future periods. Our funding policy is to make voluntary contributions to our defined benefit plans before ERISA or PBGC requirements mandate such contributions under minimum funding rules so long as our liquidity needs do not preclude such investments. We plan to make voluntary pension plan contributions totaling $2 million between September 1, 2002 and June 30, 2003, of which $500,000 has been contributed to date. Our pension costs and cash funding requirements could increase in future years without a substantial recovery in the equity markets.

      As a result of our pension plan asset return experience, at December 31, 2002, we could be required to recognize an additional minimum liability as prescribed by generally accepted accounting principles. The liability would be recorded as a reduction to common equity through a charge to other comprehensive income and would not affect our 2002 net income.

      Purposes of Our Offer.

      We are making the offer because the Board of Directors believes that the equity component of our capital structure exceeds Green Mountain Power needs given the present outlook of the company. Green Mountain Power has adopted an average capital structure target of approximately fifty percent debt and fifty percent equity, and completion of the offer will help Green Mountain Power achieve that target over time.

      The offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices (not in excess of $21.00 nor less than $17.00 per share) at which they are willing to sell their shares and, subject to the terms and conditions of the offer, to sell those shares for cash without the usual transaction costs associated with market sales. In addition, shareholders owning fewer than 100 shares whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their shares in a NYSE transaction. The offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in us if they so desire. Shareholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in us, and thus in our future earnings and assets, subject to increased risks arising from higher leverage resulting from our purchase of shares, and subject to our right to issue additional shares and other equity securities in the future.

      You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer on the NYSE or otherwise. We can not predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer.

      We do not have any current plans to purchase more shares of our common stock. We may, however, do so in the future through purchases in the open market, private transactions or other tender offers or through any other means. Future purchases may be on terms that are more or less favorable to shareholders than this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until ten business days after the Expiration Date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

      Shares that we acquire in our offer will constitute authorized but unissued shares, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are listed) for purposes including, without limitation, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

      NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

      Other Transactions. Except as described in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

      o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole;

      o a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

      o any class of our equity securities being delisted from the NYSE or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

      o any class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

      o     a suspension of our obligation to file reports under the Exchange
            Act;

      o     a change in our present board of directors or management;

      o a material change in our corporate structure or business, an acquisition or disposition by any person of our securities; or

      o a change in our certificate of incorporation, bylaws or other governing documents or an action that could impede the acquisition of control of us.

      Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value, we may undertake or plan actions that relate to or could result in one or more of these events.

Section 3. Procedures for Tendering Shares.

      Proper Tender of Shares. For your shares to be properly tendered, either
(1) or (2) below must happen:

      (1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address on the back page of this Offer to
Purchase:

            o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below or (c) in the case of shares held in the Green Mountain Power Corporation Dividend Reinvestment and Stock Purchase Plan, completion of the appropriate sections of the Letter of Transmittal, and

            o one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe below, and

            o     any other documents required by the Letter of Transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called "Price At Which You Are Tendering":

      o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the Letter of Transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $17.00 per share.

      o If you wish to indicate a specific price (in multiples of $0.125) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Date.

      If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each Letter of Transmittal.

      In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

      If you tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

      Participants in the Green Mountain Power Employee Savings Plan and Investment Trust who wish to tender some or all of the shares allocated to their accounts must follow the procedures in the "Letter to Participants in Green Mountain Power Employee Savings Plan and Investment Trust", and return your instructions to the trustee or tabulating agent. This letter has been provided separately to plan participants. Your instructions must be received by trustee or tabulating agent no later than five business days before the Expiration Date or no shares allocated to your account will be tendered.

      Participants in our Dividend Reinvestment and Stock Purchase Plan should follow the instructions in the Letter of Transmittal to tender properly shares held in their plan account.

      Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

      o the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or

      o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the Letter of Transmittal.

      On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, then

      o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

      o the signature on (1) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

      Method of Delivery. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the Depositary of all of the following:

      o certificates for such shares, a timely confirmation of the book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility as described below or, in the case of shares held in the Green Mountain Power Dividend Reinvestment Plan and Stock Purchase, completion of the appropriate sections of the Letter of Transmittal,

      o any of a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the automated tender offer program, and

      o     any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of our offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility's system may make book- entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

      (1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address on the back page of this Offer to
Purchase:

            o one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

            o     any other documents required by the Letter of Transmittal; or

      (2) The guaranteed delivery procedure described below must be followed.

      Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against them.

      Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the Letter of Transmittal and that we may enforce such agreement against them.

      Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your shares, if all of the following conditions are satisfied:

      (1) the tender is made by or through an eligible guarantor institution;

      (2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

      (3) all of the following are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

            o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above or (c) in the case of shares held in our Dividend Reinvestment and Stock Purchase Plan, completion of the appropriate sections of the Letter of Transmittal, and

            o one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe above, and

            o     any other documents required by the Letter of Transmittal.

      Employee Savings and Investment Plan and Trust. If you are a participant in our Employees Savings and Investment Plan and Trust, you may instruct the trustee of your plan to tender some or all of the shares allocated to your account by following the procedures in the "Letter to Participants in the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust" and returning it to the trustee or tabulating agent. This letter will be furnished to you separately. In addition, all documents furnished to shareholders generally in connection with the offer will be made available to participants whose accounts under this plan is credited with shares. Participants in this plan cannot use the Letter of Transmittal to direct the tender of shares allocated to their account but must use the separate instruction letter sent to them.

      This plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in this plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the Expiration Date. In addition, our Retirement Board, as a fiduciary for this plan, has the authority to revoke tender directions if it determines that sale of the shares do not meet the standards of the Employee Retirement Income Security Act of 1974.

      DELIVERY OF A LETTER OF TRANSMITTAL BY AN EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST PARTICIPANT DOES NOT CONSTITUTE PROPER TENDER OF HIS OR HER PLAN SHARES. PROPER TENDER CAN ONLY BE MADE BY THE TRUSTEE, WHO IS THE RECORD OWNER OF THE SHARES HELD IN SUCH PLAN. PLEASE NOTE THAT INSTRUCTION LETTERS MUST BE SUBMITTED TO THE TRUSTEE OR TABULATING AGENT AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE. WE HAVE BEEN ADVISED THAT IF THE TRUSTEE OR TABULATING AGENT HAS NOT RECEIVED A PARTICIPANT'S INSTRUCTIONS AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, THE TRUSTEE WILL NOT TENDER ANY SHARES HELD ON BEHALF OF THE PARTICIPANT IN THE EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST.

      The proceeds received from any tender of shares from a participant's Employee Savings and Investment Plan and Trust account will be reinvested pro rata in accordance with the participant's current investment directions for new contributions to that plan. However, if the participant's current investment directions for new contributions provide that some or all of the contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in a money market fund. Once the tender proceeds have been credited to the participant's plan account, the participant may reallocate his or her investments among the various investment funds under the Employee Savings and Investment Plan and Trust in the usual manner. Participants in the Employee Savings and Investment Plan and Trust are urged to read their separate instruction letter and related materials carefully.

      Dividend Reinvestment and Stock Purchase Plan. If you are a participant in our dividend reinvestment and stock purchase plan and you wish to tender shares held in your plan account, you must complete the box in the Letter of Transmittal entitled "Tender of Shares Held in the Green Mountain Power Dividend Reinvestment and Stock Purchase Plan." Shares credited to your plan account under the Green Mountain Power Dividend Reinvestment and Stock Purchase Plan will be tendered by Mellon Bank, N.A., as administrator of the plan, according to the instructions provided in the appropriate places in the Letter of Transmittal. As with the tender of other shares, shares in plan accounts for which the plan administrator has not received timely instructions prior to the Expiration Date of our offer will not be tendered. You may direct that all or a portion of the shares held in your plan account be tendered by the plan administrator.

      The Green Mountain Power Dividend Reinvestment and Stock Purchase Plan is available only to shareholders of record. Accordingly, the participants in the Green Mountain Power Dividend Reinvestment and Stock Purchase Plan will receive all documents furnished to shareholders generally in connection with the offer. No additional documents will be delivered. You are urged to read the Letter of Transmittal carefully.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

      o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

      o     the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of any period), the person so tendering

      o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

      o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

      Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

      Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

      Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an appropriate completed Internal Revenue Service Form W-8 or Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal.

      For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.

      Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact ChaseMellon Shareholder Services, L.L.C., the transfer agent for our shares, at 800-851-9677 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact ChaseMellon Shareholder Services, L.L.C. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Section 4. Withdrawal Rights.

      Shares tendered may be withdrawn at any time before the Expiration Date and, unless accepted for payment by us after the Expiration Date, may also be withdrawn at any time after 12:00 midnight, New York City time, on Monday, December 16, 2002. Except as otherwise provided in this Section 4, tenders of shares are irrevocable.

      For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address or facsimile number appearing on the back page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

      If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Participants in the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in the Green Mountain Power Corporation Employee Savings and Investment Plan and Trust," which has been sent separately to participants in this plan.

      Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the Expiration Date by following one of the procedures described in Section 3.

      If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Section 5. Purchase of Shares and Payment of Purchase Price.

      Upon the terms and conditions of our offer, as soon as practicable following the Expiration Date, we will:

      o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

      o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

      For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment.

      Upon the terms and conditions of our offer, as soon as practicable after the Expiration Date, we will accept for payment and pay a single per share purchase price for 800,000 shares, subject to increase or decrease as provided in Sections 1 and 15, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $17.00 and $21.00 per share.

      We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

      In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the Expiration Date.

      We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer in
Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 14 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

Section 6. Conditional Tender Procedures.

      Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration.

EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

      If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 800,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 800,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 800,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Date without any expense to the shareholder.

Section 7. Conditions of Our Offer.

      Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after October 18, 2002, and prior to the time of payment for any such shares (whether any shares have theretofore been accepted for payment, purchased or paid for pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our judgment in any such case and regardless of the circumstances giving rise thereto makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:

      (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the shares; (iii) materially impair the contemplated benefits of the offer to us; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

      (3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union; (v) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in the shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of ten percent measured from the close of business on October 17, 2002;

      (4) a tender or exchange offer with respect to some or all of the shares (other than the offer), or a merger, business combination or acquisition proposal with or involving us or any subsidiary, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Dividend Reinvestment Plan, or the Savings Plan, or any other entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 17, 2002 shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares, (ii) any new group shall have been formed that beneficially owns more than five percent of the outstanding shares, (iii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 17, 2002, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares (other than the Dividend Reinvestment Plan or the Savings Plan) or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by our board of directors;

      (5) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries; or

      (6) we determine that the completion of the offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All of the conditions to the offer, other than necessary governmental approvals, must be satisfied or waived prior to the expiration of the offer.

Section 8. Price Range of Shares; Dividends; Our Rights Agreement.

      Share Prices. Our common stock is listed and traded on the NYSE under the trading symbol "GMP." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NYSE Composite Tape and the cash dividends declared per share of our common stock.

                                                             High              Low            Dividend
                                                             ----              ---            --------
2000:
         First Quarter                                   $   9             $   6 9/16       $   0.1375
         Second Quarter                                      8 1/2             6 5/8            0.1375
         Third Quarter                                       8 3/4             7/38             0.1375
         Fourth Quarter                                      14 3/4            7 9/16           0.1375
2001:
         First Quarter                                       19.50             11.06            0.1375
         Second Quarter                                      16.65             14.88            0.1375
         Third Quarter                                       17.74             18.56            0.1375
         Fourth Quarter                                      18.85             15.90            0.1375
2002:
         First Quarter                                       19.00             17.01            0.1375
         Second Quarter                                      19.50             17.54            0.1375
         Third Quarter                                       18.24             15.75            0.1375
         Fourth Quarter (through October 17, 2002)           17.90             15.89

      On October 17, 2002, the last full trading day on the NYSE prior to our announcement of this offer, the closing price of our common stock on the NYSE Composite Tape was $16.17. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

      Rights Agreement. Each share of Green Mountain Power common stock has attached to it one right issued pursuant to a rights agreement, dated June 17, 1998, between Green Mountain Power and ChaseMellon Shareholder Services, L.L.C., as rights agent.

      Each right entitles its holder to purchase one share of common stock of Green Mountain Power at an exercise price of $45.00 per share (the "Purchase Price"), subject to adjustment, when the rights become exercisable.

      The rights will be evidenced, with respect to any Green Mountain Power common share certificates outstanding, by such share certificate until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Green Mountain Power (the date of such public announcement being called the "Share Acquisition Date") or (ii) 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer by a person other than Green Mountain Power if, upon consummation of the offer, such person, together with persons affiliated or associated with it, would be the beneficial owner of 25% or more of the outstanding shares (the earlier of such days being called the "Distribution Date"). Until the Distribution Date, the rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption, termination of expiration of the rights), share certificates shall contain a notation incorporating the rights agreement by reference. Until the Distribution Date (or earlier redemption, termination or expiration of the rights), the surrender for transfer of any certificates for shares, even without such notation, will also constitute the transfer of the rights associated with the shares represented by such certificate.

      As soon as practicable following the Distribution Date, separate certificates evidencing the rights ("Rights Certificates") will be mailed to holders of record of the shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the rights.

      The rights are not exercisable until the Distribution Date and until Green Mountain Power has received all required regulatory approval for the issuance of the shares. The rights will expire June 17, 2008 unless such date is extended or unless the rights are earlier redeemed by Green Mountain Power or exchanged for shares, in each case as described below.

      Rights may not be transferred, directly or indirectly, (i) to any person who is, or, as result of the transfer would be, the beneficial owner of 15% or more of the rights (including rights that are null and void as described below), or (ii) to any affiliate or associate of any such person. Any right that is the subject of any such purported transfer shall be null and void without any further action, and thereafter may not be exercised by any person (including any subsequent transferee) for shares or other assets pursuant to any provision of the rights agreement and shall no longer confer any rights upon any person.

      The Purchase Price payable, and the number of shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares, (ii) upon the grant to holders of the shares of certain rights or warrants to subscribe for or purchase shares at a price, or securities convertible into shares with a conversion price, less than the then current market price of the shares or (iii) upon the distribution to holders of the shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares) or of subscription rights or warrants (other than those referred to above).

      In the event that (i) Green Mountain Power merges with or is involved in another business combination transaction with an Acquiring Person, (ii) 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, (iii) an Acquiring Person acquires 25% or more of the shares, or (iv) an Acquiring Person engages in one or more self-dealing transactions with Green Mountain Power, then, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of Green Mountain Power or of the acquiring company, as the case may be, which at the time of such transaction will have a value double the amount of the Purchase Price.

      Any rights that are or were beneficially owned at any time on or after the Distribution Date by an Acquiring Person shall become null and void upon the occurrence of any event described in the preceding paragraph and no holder of such right shall have any right with respect to such rights from and after the occurrence of any such event.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

      At any time prior to the 10th day following the Share Acquisition Date (unless extended by Green Mountain Power), the Board of Directors of Green Mountain Power may redeem the rights in whole, but not in part, at a price of $0.001 per right (the "Redemption Price"), with the amount payable to any holder of the rights rounded up to the nearest $.01. Payments of less than $1.00 will be sent to holders of the rights only if the particular holder entitled to the payment specifically requests that the payment be sent. Immediately upon the action of Green Mountain Power ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

      After the Distribution Date and prior to the time an Acquiring Person has acquired 50% or more of the then outstanding shares, Green Mountain Power may require that some or all of the rights be exchanged on a one for one basis (subject to adjustment for stock splits, stock dividends and other similar transactions) for shares. To the extent that rights are required to be exchanged for shares, the right to exercise those rights will terminate and the only right of the holder thereof will be to exchange those rights for shares.

      The terms of the rights may be amended by Green Mountain Power without the consent of the holders of the rights, including an amendment to extend the period during which the rights may be redeemed, except, that after the Distribution Date no such amendment may otherwise adversely affect the interests of the holders of the rights. In the event an Acquiring Person, after triggering the redemption option of Green Mountain Power reduces its shareholders to less than 15% then the redemption rights are reinstated.

      Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Green Mountain Power, including, without limitation, the right to vote or to receive dividends.

      The rights will not prevent a takeover of Green Mountain Power. The rights, however, may have anti-takeover effects. The rights may cause substantial dilution to a person or group that acquires 15% or more of Green Mountain Power's outstanding common stock unless the rights are first redeemed by the board of directors.

      A description of the rights agreement specifying the terms of the rights has been included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the rights agreement, which is filed as an Exhibit to the Current Report on Form 8-K, filed with the SEC on June 19, 1998. This Form 8-K, is incorporated by reference into this Offer to Purchase.

Section 9. Source and Amount of Funds.

      Assuming that 800,000 shares are tendered in the offer at a price between $17.00 and $21.00 per share, the aggregate purchase price paid by us will be between $13,600,000 and $16,800,000. We expect that our fees and expenses for the offer will be approximately $325,000.

      We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from the proceeds of loans to be made to Green Mountain Power by Fleet National Bank and KeyBank National Association pursuant to our revolving credit agreement (the "RC Agreement") with such banks and available cash. Subject to market conditions, we plan to issue approximately $40,000,000 first mortgage bonds in the fourth quarter of 2002 and use a portion of the net proceeds of such issuance to repay approximately $28,000,000 of such loans.

      The RC Agreement, a 364 day revolving credit agreement which expires on June 18, 2003, is for $35,000,000, unsecured and allows Green Mountain Power to choose either a daily variable prime rate, or a fixed term LIBOR - based rate. There was $6.0 million outstanding at an interest rate of 3.05 percent and $2.5 million outstanding at an interest rate of 4.75 percent on the RC Agreement on October 16, 2002.

      Our offer is not contingent on financing and we do not anticipate the need for any additional financing to consummate our offer.

Section 10. Information About Us.

      General. We are a Vermont corporation. We are a public utility operating company engaged in supplying electrical energy in the State of Vermont in a territory with approximately one-quarter of the State's population. We serve approximately 87,000 customers. At December 31, 2001, we had consolidated assets of $330,134,000 and consolidated shareholders' equity of $113,837,000. At June 30, 2002, we had consolidated assets of $316,838,000 and consolidated common shareholders' equity of $105,363,000.

      Our headquarters are located at 163 Acorn Lane, Colchester Vermont 05446. Our telephone number is (802) 864-5731.

      Additional Information. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

      The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 001-08291)                                Period or Date Filed
--------------------------------                                --------------------
Annual Report on Form 10-K............................          Year ended December 31, 2001
Quarterly Report on Form 10-Q,
as amended............................................          Quarters ended March 31, 2002 and June 30, 2002
Current Reports on Form 8-K...........................          Reports filed March 7, 2002, March 25, 2002, May 20,
                                                                2002, June 28, 2002, July 17, 2002, July 31, 2002 and
                                                                August 14, 2002
Proxy Statement for 2002 Annual
Shareholders Meeting..................................          Filed March 29, 2002
Registration Statement on Form 8-A....................          Filed June 19, 1998

      We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      The documents incorporated by reference, including particularly our Annual Report on Form 10-K for the year ended December 31, 2001, and our Quarterly Reports on Form 10-Q filed since the 2001 Form 10-K, contain financial statements and other information about our financial condition that is being incorporated by reference into this document.

      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Investor Relations, 163 Acorn Lane, Colchester, Vermont 05446, telephone: (802) 655- 8408. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

Section 11. Information About Our Shares; Interest of Directors and Executive
            Officers; Transactions and Arrangements Concerning Shares.

      Shares Outstanding. As of October 17, 2002, the day before we announced our offer, we had 5,728,340 issued and outstanding shares of common stock and held 15,856 shares in treasury.

      The 800,000 shares that we are offering to purchase represent approximately 14% of our issued and outstanding stock as of October 17, 2002.

      Interest of Directors and Executive Officers. The following tables lists, as of October 14, 2002, information relating to the ownership of our common stock by each director and executive officer and by all directors and executive officers as a group. Each individual exercises sole voting and investment power over all of the shares of common stock beneficially owned, except as noted below.

----------------------------------------------------------------------------------------------------------------
                                                                                  Amount and
        Ownership of Common Stock by Directors and Officers of the Company        Nature of         Percent of
                                                                                  Beneficial          Common
                                                                                 Ownership (1)         Stock
----------------------------------------------------------------------------------------------------------------
             Name                              Positions Held
----------------------------------------------------------------------------------------------------------------
Elizabeth A. Bankowski          Director                                              2,250            0.04%
----------------------------------------------------------------------------------------------------------------
Nordahl L. Brue                 Chairman of the Board                                15,048            0.26% (2)
----------------------------------------------------------------------------------------------------------------
William H. Bruett               Director                                              5,900            0.10%
----------------------------------------------------------------------------------------------------------------
Merrill O. Burns                Director                                              3,426            0.06%
----------------------------------------------------------------------------------------------------------------
Lorraine E. Chickering          Director                                              2,843            0.05%
----------------------------------------------------------------------------------------------------------------
John V. Cleary                  Director                                              6,788            0.12%
----------------------------------------------------------------------------------------------------------------
David R. Coates                 Director                                              9,000            0.16%
----------------------------------------------------------------------------------------------------------------
Christopher L. Dutton           President, Chief Executive Officer and               45,993            0.80% (3)
                                Director
----------------------------------------------------------------------------------------------------------------
Robert J. Griffin               Controller, Treasurer                                16,376            0.29% (4)
----------------------------------------------------------------------------------------------------------------
Euclid A. Irving                Director                                              2,946            0.05%
----------------------------------------------------------------------------------------------------------------
Walter S. Oakes                 Vice President, Field Operations                     22,472            0.39%
----------------------------------------------------------------------------------------------------------------
Mary G. Powell                  Senior Vice President, Chief Operating               19,013            0.33%
                                Officer
----------------------------------------------------------------------------------------------------------------
Donald J. Rendall               Vice President, General Counsel                         505            0.01%
----------------------------------------------------------------------------------------------------------------
Stephen C. Terry                Senior Vice President, Corporate and Legal           19,697            0.34% (5)
                                Affairs
----------------------------------------------------------------------------------------------------------------
All Directors and Executive
Officers as a Group                                                                 172,257            3.01% (6)
----------------------------------------------------------------------------------------------------------------

(1) Includes shares that may be acquired within 60 days under the Company's 2000 Stock Incentive Plan as follows: Directors Brue, Bruett, Burns, Chickering, Cleary, Coates, and Irving 2,000 shares each; Mr. Dutton 40,000 shares, Mr. Griffin 5,000 shares; Mr. Oakes 20,000 shares; Ms. Powell 16,800 shares; and Mr. Terry 14,000 shares.

(2) Mr. Brue owns 12,828 of these shares directly. Of the remaining shares, 220 are owned by Mr. Brue's children; Mr. Brue disclaims any beneficial interest in the 220 shares owned by his children.

(3) Mr. Dutton owns 4,784 of these shares directly. Of the remaining shares, 110 are owned by Mr. Dutton's children for whom Mr. Dutton's wife serves as custodian; Mr. Dutton disclaims any beneficial interest in the 110 shares owned by his children.

(4) Mr. Griffin owns 10,863 of these shares directly. Of the remaining shares, 513 are owned by Mr. Griffin's children; Mr. Griffin disclaims any beneficial interest in the 513 shares owned by his children.

(5) Mr. Terry owns 5,687 of these shares directly. His wife owns 10 of these shares; Mr. Terry disclaims any beneficial interest in the 10 shares owned by his wife.

(6) Of the total number of shares beneficially owned by directors and executive officers as a group, the amount of common shares with respect to which the group has the right to acquire beneficial ownership within 60 days through the exercise of vested stock options is 109,800.

      Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. However, all of our directors and executive officers have informed us that they do not intend to tender any shares into our offer.

      Information Regarding New Directors. Information relating to stock ownership and agreements concerning our securities presented in our 2002 annual meeting proxy statement, which is incorporated by reference into this document, included information relating to Ms. Bankowski who was elected to our board of directors on May 16, 2002, the date of our 2002 annual meeting of shareholders.

      Transactions and Arrangements Concerning Shares. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in our shares during the 60 days before October 18, 2002, except customary and ongoing purchases of shares through reinvestment of dividends under our Dividend Reinvestment and Stock Purchase Plan and purchases under our Employee Savings and Investment Plan and Trust. We expect that these plans will, in accordance with their terms, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of our offer.

      Except as otherwise described in this document, and except for customary margin accounts maintained at a broker by some of our directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Effects of Our Offer on the Market for Shares; Registration Under the Exchange Act.

      Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of our offer to ensure a continued trading market for our shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under our offer will cause the remaining outstanding shares of our common stock to be delisted from the NYSE.

      The shares are currently "margin securities" under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under our offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations and regulations.

      Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in connection with our offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

Section 13. Legal Matters; Regulatory Approvals.

      Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

      Our obligation to accept for payment and pay for shares under our offer is subject to conditions. See Section 7.

Section 14. United States Federal Income Tax Consequences.

      General. The following discussion describes the principal United States federal income tax consequences relating to our offer. This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, foreign persons, employee benefit plans, personal holding companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to a shareholder that is:

      o     a citizen or resident of the United States;

      o a corporation, partnership or other entity created or organized in the United States or under the laws of the United States, any state or of any political subdivision thereof;

      o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

      o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

This summary also does not address the state, local or foreign tax consequences of participating in our offer.

      HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF OUR OFFER.

      SHAREHOLDERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

      A sale of shares pursuant to the offer will constitute a "redemption" under the Internal Revenue Code and will be a taxable transaction for United States federal income tax purposes. If the redemption qualifies as a sale of shares by a shareholder under Section 302 of the Internal Revenue Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the offer and (ii) the shareholder's tax basis in the shares surrendered pursuant to the offer. If the redemption does not qualify as a sale of shares under Section 302, the shareholder will not be treated as having sold shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's shares (including any shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his or her shares (if any) are purchased.

      Sale Treatment. Under Section 302 of the Internal Revenue Code, a redemption of shares pursuant to the offer will be treated as a sale of such shares for federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in Green Mountain Power,
(ii) is "substantially disproportionate" with respect to the shareholder, or
(iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only shares that the shareholder actually owns, but also any shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Internal Revenue Code. Under these rules, a shareholder generally is treated as owning (i) shares owned by the shareholder's spouse, children, grandchildren and parents, (ii) shares owned by certain trusts of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iii) shares owned by any estate of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iv) shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, in proportion to the shareholder's interest, (v) shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock, and (vi) shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

      A redemption of shares from a shareholder pursuant to the offer will result in a "complete redemption" of all the shareholder's stock in Green Mountain Power if either (i) Green Mountain Power purchases all of the shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no shares after all transfers of shares pursuant to the Offer, constructively owns only shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Internal Revenue Code) constructive ownership of shares owned by family members. Any shareholder desiring to waive such constructive ownership of shares should consult a tax advisor about the applicability of Section 302(c)(2).

      A redemption of shares from a shareholder pursuant to the offer will be "substantially disproportionate" with respect to the shareholder if (i) the percentage of shares actually and constructively owned by the shareholder compared to all shares outstanding immediately after all redemptions of shares pursuant to the offer is less than (ii) 80% of the percentage of shares actually and constructively owned by the shareholder compared to all shares outstanding immediately before such redemptions. If exactly 800,000 shares are redeemed pursuant to the offer, the number of shares outstanding after consummation of the offer will be approximately 86% of the number of shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 31.2% (i.e., 100% minus 80% of 86%) of the number of shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If Green Mountain Power were to exercise its right to purchase an additional 2% of the outstanding shares, a shareholder would have to dispose of more than 32.8% (i.e., 100% minus 80% of 84%) of the number of shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

      A redemption of shares from a shareholder pursuant to the offer will be "not essentially equivalent to a dividend" if, pursuant to the offer, the shareholder experiences a "meaningful reduction" in his or her proportionate interest in Green Mountain Power, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of shares. The Internal Revenue Service has indicated in a published ruling that a very small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest in the company. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend." If exactly 800,000 shares are redeemed pursuant to the offer, the number of shares outstanding will be reduced by approximately 14%. Consequently, in that case a shareholder must dispose of more than 14% of the number of shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in Green Mountain Power. If Green Mountain Power were to exercise its right to purchase an additional 2% of the outstanding shares, a shareholder would have to dispose of more than 16% of the number of shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

      Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the offer. Therefore, unless a shareholder makes a conditional tender (see Section 6), the shareholder (other than an odd lot holder who tenders all of his or her shares at or below the purchase price) can be given no assurance, even if the shareholder tenders all of the shareholder's shares, that Green Mountain Power will purchase a sufficient number of such shares to permit the shareholder to satisfy any of the foregoing tests. Shareholders also should be aware that an acquisition or disposition of shares in the market or otherwise as part of a plan that includes the shareholder's tender of shares pursuant to the offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

      If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the offer and the shareholder's tax basis in the shares sold. Such gain or loss must be determined separately for each block of shares sold (i.e., shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time Green Mountain Power accepts the shares for payment, the shareholder held the shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 38.6%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

      Dividend Treatment. If none of the foregoing three tests under Section 302 of the Internal Revenue Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the offer, to the extent Green Mountain Power has sufficient accumulated or current earnings and profits. Green Mountain Power expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the offer that are treated as dividends. Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 38.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%.

      To the extent that the purchase of shares from any shareholder pursuant to the offer is treated as a dividend, the shareholder's tax basis in any shares that the shareholder actually or constructively owns after consummation of the offer should be increased by the shareholder's tax basis in the shares surrendered pursuant to the offer.

      Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for shares pursuant to the offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Internal Revenue Code. The dividends-received deduction is subject to certain limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered shares or if the shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also will be treated as an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In that case, the corporate shareholder's tax basis in its remaining shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining shares generally will be taxable as gain on the sale of shares. If a redemption of shares from a corporate shareholder pursuant to the offer is treated as a dividend as a result of the shareholder's constructive ownership of other shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction will reduce the shareholder's basis only in its shares sold pursuant to the offer, and any excess of such non-taxed portion over such basis will be taxable as gain on the sale of such shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Internal Revenue Code.

      Shareholders Who Do Not Receive Cash Under Our Offer. Shareholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

      Backup Federal Income Tax Withholding. See Section 3 with respect to the application of backup United States federal income tax withholding .

      THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Section 15. Extension of Our Offer; Termination; Amendment.

      We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 7 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

      Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

      If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

            o increase or decrease the range of prices to be paid for the shares,

            o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

            o     decrease the number of shares being sought in our offer, and

            o our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of such period of ten business days.

Section 16. Fees and Expenses.

      We have retained Mellon Investor Services LLC to act as Information Agent and Depositary in connection with our offer. Mellon Investor Services LLC may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to our offer to beneficial owners. Mellon Investor Services LLC will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

      Mellon Bank N.A. and American Century act as the trustees of our Dividend Reinvestment and Stock Purchase Plan and Employee Savings and Investment Plan and Trust and they and their tabulating agents will be reimbursed for certain out-of-pocket costs in connection with our offer.

      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the Information Agent or the Depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

Section 17. Miscellaneous.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

      We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, Green Mountain Power has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GREEN MOUNTAIN POWER, OR THE INFORMATION AGENT.

October 18, 2002                                GREEN MOUNTAIN POWER CORPORATION

                        The Depositary for our Offer is:

                          MELLON INVESTOR SERVICES LLC

           By Mail:                By Facsimile Transmission:                By Hand                  Overnight Courier:
 Mellon Investor Services LLC     (Eligible Institutions Only)    Mellon Investor Services LLC    Mellon Investor Services LLC
        P.O. Box 3301                    (201) 296-4293                   120 Broadway                  Mail Stop-Reorg
  South Hackensack, NJ 07606                                               13th Floor                 85 Challenger Road
     Attn: Reorganization        Confirm Facsimile by Telephone:       New York, NY 10271          Ridgefield Park, NJ 07660
          Department                     (201) 296-4860
                                     (for Confirmation Only)


      The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each Green Mountain Power shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth above.

      Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

                     The Information Agent for Our Offer is:

                          MELLON INVESTOR SERVICES LLC
                               85 Challenger Road
                        Ridgefield Park, New Jersey 07660
                          Call Toll Free (800) 858-0985